Exhibit 99.1

SOHU.COM REPORTS FIRST QUARTER 2011 UNAUDITED FINANCIAL RESULTS

Record Total Revenues of US$174.4 Million, Up 35% Year-over-Year, Exceeding the High End of Group

Guidance by US$4.9Million;

GAAP Net Income before Non-Controlling Interest Up 34% Year-over-Year to US$55.2 Million,

Non-GAAP Net Income before Non-Controlling Interest Up 25% Year-over-Year to US$60.6 Million,

Exceeding the High End of Group Guidance by US$3.6 Million;

GAAP Fully Diluted EPS of US$1.01, Non-GAAP Fully Diluted EPS of US$1.13, Exceeding the High End of

Group Guidance by 5 US cents

BEIJING, CHINA, April 25, 2011 – Sohu.com Inc. (NASDAQ: SOHU), China’s leading online media, search, gaming, community and mobile service group, today reported unaudited financial results for the first quarter ended March 31, 2011.

First Quarter Highlights1

•	Record total revenues and record revenues in search and online game businesses. All such operating parameters exceeded the Group’s expectations.

•	Total revenues were US$174.4 million, up 35% year-over-year and 1% quarter-over-quarter.

•	Online brand advertising revenues were US$57.2 million, up 45% year-over-year and down 5% quarter-over-quarter, exceeding the high end of Group guidance.

•	Search revenues were US$8.0 million, up 183% year-over-year and 21% quarter-over-quarter.

•	Online game revenues reached US$94.9 million, up 32% year-over-year and 3% quarter-over-quarter, exceeding the high end of Group guidance.

•

After deducting the share of net income pertaining to the Non-controlling Interest, GAAP net income was US$39.3 million, up 41% year-over-year and down 5% quarter-over-quarter, or US$1.01 per fully diluted share. Non-GAAP net income was US$44.0 million, up 30% year-over-year and down 8% quarter-over-quarter, or US$1.13 per fully diluted share.

[1]

Explanation of the Group’s non-GAAP financial measures and related reconciliations to GAAP financial measures are included in the accompanying “Non-GAAP Disclosure” and the “Reconciliation to Unaudited Condensed Consolidated Statements of Operations.”

Dr. Charles Zhang, Chairman and CEO of Sohu, commented, “In addition to our solid financial results, there are a few areas in particular that I would like to highlight. First, on online video, our conscientious efforts to expand our library of authorized and self-produced premium content have increased our market share in terms of total time users spent watching online video from 13% in December 2010 to 16% in March 2011. This ranks us second in the market according to iResearch. Second, Sogou’s business continues its momentum, and over the first quarter of 2011 active users of Sogou’s browser, search traffic and search revenue all grew north of 20% quarter-over-quarter. And third, on online games, while our leading game franchise, Tian Long Ba Bu, or TLBB, continues to attract new, existing and returning players to its community, today also marks two significant events for our online game subsidiary Changyou. First, Changyou just unveiled an updated version of its upcoming game Duke of Mount Deer, or DMD and will launch the most-anticipated game this summer. Second, we have entered into a definitive agreement to acquire a majority stake in Shenzhen 7Road Technology Co., Ltd. and its affiliates, or 7Road, a reputable web-based game developer that created DDTank, one of the most popular web-based games in China. This will expand Changyou’s product portfolio to cover not only MMORPG games but also web-based games.”

Commenting on Sohu’s online brand advertising business, Ms. Belinda Wang, Co-President and COO added, “We achieved another solid quarter in our online brand advertising business. Online brand advertising revenues for the first quarter of 2011 rose 45% compared with the first quarter of 2010. We are optimistic that growth in the advertising market will remain strong as the economy continues to expand. In particular, we expect to pick up traction in online video as advertisers allocate greater spending to this popular and fast growing area of consumer entertainment.”

First Quarter Financial Results

Revenues

Total revenues for the first quarter of 2011 were US$174.4 million, up 35% year-over-year and 1% quarter-over-quarter.

Online brand advertising revenues for the first quarter of 2011 totaled US$57.2 million, up 45% year-over-year and down 5% quarter-over-quarter.

Search revenues for the first quarter of 2011 were US$8.0 million, up 183% year-over-year and 21% quarter-over-quarter. The increase was driven by our increased search traffic and start-up page business.

Online game revenues for the first quarter of 2011 were US$94.9 million, up 32% year-over-year and 3% quarter-over-quarter.

Wireless revenues for the first quarter of 2011 were US$11.7 million, down 12% year-over-year and 19% quarter-over-quarter. The decrease was mainly due to our having stopped promoting our products in March, 2011.

Gross Margin

Gross margin was 74% for the first quarter of 2011, compared with 74% in the fourth quarter of 2010 and 75% in the first quarter of 2010. Non-GAAP gross margin for the first quarter of 2011 was 74%, compared with 75% in the fourth quarter of 2010 and 75% in the first quarter of 2010.

Online brand advertising gross margin for the first quarter of 2011 was 61%, compared with 60% in the fourth quarter of 2010 and 56% in the first quarter of 2010. Non-GAAP online brand advertising gross margin for the first quarter of 2011 was 62%, compared with 63% in the fourth quarter of 2010 and 59% in the first quarter of 2010.

Both GAAP and non-GAAP gross margin for the search business in the first quarter of 2011 were 39%, compared with 32% in the fourth quarter of 2010 and 3% in the first quarter of 2010.

Both GAAP and non-GAAP gross margin for online games in the first quarter of 2011 were 91%, compared with 90% in the fourth quarter of 2010 and 93% in the first quarter of 2010.

Both GAAP and non-GAAP gross margin for the wireless business for the first quarter of 2011 were 41%, compared with 45% in the fourth quarter of 2010 and 48% in the first quarter of 2010.

Operating Expenses

For the first quarter of 2011, Sohu’s operating expenses totaled US$65.1 million, up 34% year-over-year and 5% quarter-over-quarter. Non-GAAP operating expenses totaled US$60.6 million, up 41% year-over-year and 9% quarter-over-quarter. The year-over-year increases in both GAAP and non-GAAP operating expenses were primarily attributable to the higher salaries and benefits expense and the increase in marketing expense in the first quarter of 2011.

Operating Margin

Operating margin was 36% for the first quarter of 2011, compared with 38% in the previous quarter and 37% in the first quarter of 2010. Non-GAAP operating margin was 39% for the first quarter of 2011, compared with 43% in the previous quarter and 42% in the first quarter of 2010.

Income Tax Expense

For the first quarter of 2011, excluding a non-cash income tax expense of US$0.2 million recorded for tax benefits from share-based awards, non-GAAP income tax expense was US$10.8 million, compared with US$11.1 million in the previous quarter.

Net Income

Before deducting the share of net income pertaining to the Non-controlling Interest, GAAP net income for the first quarter of 2011 was US$55.2 million, up 34% year-over-year and down 4% quarter-over-quarter. Non-GAAP net income for the first quarter of 2011 was US$60.6 million, up 25% year-over-year and down 6% quarter-over-quarter, exceeding the high end of the Group’s expectations.

After deducting the share of net income pertaining to the Non-controlling Interest, GAAP net income for the first quarter of 2011 was US$39.3 million, or US$ 1.01 per fully diluted share. Non-GAAP net income for the first quarter of 2011 was US$44.0 million, or US$ 1.13 per fully diluted share, up 30% year-over-year and down 8% quarter-over-quarter, exceeding the high end of the Group’s expectations.

Cash Balance

Sohu Group continued to maintain a debt-free balance sheet and a strong cash position of US$737.9 million as of March 31 2011.

Ms. Carol Yu, Co-President and CFO of Sohu commented, “The independent listing of Changyou in 2009 was followed by exciting growth of our gaming business. With the launch of DMD and the addition of web-based games to our portfolio, it is evident that this business will continue to contribute handsome profitability and cashflows to the Sohu Group. Our new capital structure for our Sogou business has also generated encouraging results to-date. Management will continue to explore and execute optimal capital structures for our underlying businesses to ensure sustainable growth and deliver value to our shareholders over the long term.”

Supplementary Information for Online Game Results

First Quarter 2011 Operational Results

Aggregate registered accounts for Changyou’s games2 as of March 31, 2011 increased 5% quarter-over-quarter and 33% year-over-year to 116.5 million.

Aggregate peak concurrent users (“PCU”) for Changyou’s games were 1 million, a decrease of 3% quarter-over-quarter and an increase of 10% year-over-year.

Aggregate active paying accounts (“APA”) for Changyou’s games increased 7% quarter-over-quarter and 21% year-over-year to 2.88 million.

Average revenue per active paying account (“ARPU”) for Changyou’s games decreased 4% quarter-over-quarter and increased 4% year-over-year to RMB210, which is consistent with Changyou’s intention to have ARPU within a range that keeps Changyou’s games affordable for the majority of Chinese game players.

First Quarter 2011 Revenues

Online game revenues, which includes revenues from game operations and overseas licensing revenues, for the first quarter of 2011 increased 3% quarter-over-quarter and 32% year-over-year to US$94.9 million.

Revenues from game operations for the first quarter of 2011 increased 4% quarter-over-quarter and 32% year-over-year to US$92.9 million. The increases were mainly due to the continued popularity of TLBB in China.

Overseas licensing revenues for the first quarter of 2011 decreased 10% quarter-over-quarter and increased 7% year-over-year to US$2.0 million. The sequential decrease was largely the result of greater competition in mature online game markets abroad. The year-over-year increase was mainly due to increased momentum of TLBB in Vietnam and Thailand in the first quarter of 2011.

Recent Business Developments

Changyou to Acquire Majority Stake in 7Road

On April 22, 2011, Changyou entered into a definitive agreement under which Changyou will acquire 68.258% of the equity in 7Road for fixed cash consideration of approximately US$68.26 million, plus additional variable cash consideration of up to a maximum of US$32.76 million that is contingent upon the achievement of specified performance milestones through December 31, 2012. 7Road is a developer of web-based games and the creator of DDTank, one of the most popular multiplayer web-based shooting games in China. The acquisition will broaden Changyou’s product offerings to include web-based games and bring in a team of experienced developers. The acquisition is expected to be completed by June 30, 2011, subject to regulatory approvals and other customary conditions specified in the agreement.

Business Outlook

For the second quarter of 2011, Sohu estimates:

•	Total revenues to be between US$188.0 million and US$193.0million.

2	Comprises the following games operated in China: Tian Long Ba Bu (“TLBB”), Blade Online, Blade Hero 2, Da Hua Shui Hu, Zhong Hua Ying Xiong, Immortal Faith and San Jie Qi Yuan.

•	Online brand Advertising revenues to be between US$65.5 million and US$67.5 million. This implies a sequential growth of 15 % to 18%, and 23% to 27% year-over-year growth.

•	Search revenues to be around US$11 million.

•	Total revenues from Changyou to be between US$97.0 million and US$100.0 million, including online games revenues of US$95.0 million to US$97.0 million.

•	Before deducting the share of non-GAAP net income pertaining to the Non-controlling Interest, Sohu estimates its pro forma non-GAAP net income to be between US$59.0 million and US$61.5 million.

•

After deducting the share of non-GAAP net income pertaining to the Non-controlling Interest, Sohu estimates non-GAAP net income to be between US$44.0 million and US$46.0 million and non-GAAP fully diluted earnings per share to be between US$1.13 and US$1.18.

•

Assuming no new grants of share-based awards, Sohu estimates that compensation expenses and income tax expenses relating to share-based awards will be around US$4.0 million to US$4.8 million. The estimated impact of this expense is expected to reduce Sohu’s fully diluted earnings per share for the second quarter of 2011, under US GAAP, by 10 to 12 cents.

Non-GAAP Disclosure

To supplement the unaudited consolidated financial statements presented in accordance with United States Generally Accepted Accounting Principles (“GAAP”), Sohu’s management uses non-GAAP measures of cost of revenues, operating expenses, income tax expense, net income and net income per share, which are adjusted from results based on GAAP to exclude the impact of share-based awards granted to employees in the consolidated statements of operations, which consists mainly of share-based compensation expense and non-cash tax benefits from excess tax deductions related to share-based awards. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

Sohu’s management believes excluding the impact of share-based awards from its non-GAAP financial measure is useful for itself and investors. Further, the impact of share-based awards cannot be anticipated by management and business line leaders and these expenses were not built into the annual budgets and quarterly forecasts, which have been the basis for information Sohu provides to analysts and investors as guidance for future operating performance. As the impact of share-based awards does not involve any upfront or subsequent cash outflow, Sohu does not factor this in when evaluating and approving expenditures or when determining the allocation of its resources to its business segments. As a result, in general, the monthly financial results for internal reporting and any performance measure for commissions and bonuses are based on non-GAAP financial measures that exclude the impact of share-based awards.

The non-GAAP financial measures are provided to enhance investors’ overall understanding of Sohu’s current financial performance and prospects for the future. A limitation of using non-GAAP cost of revenues, operating expenses, net income and net income per share, excluding the impact of share-based awards, is that the impact of share-based awards has been and will continue to be a significant recurring expense in Sohu’s business for the foreseeable future. In order to mitigate these limitations Sohu has provided specific information regarding the GAAP amounts excluded from each non-GAAP measure. The accompanying tables include details on the reconciliation between the GAAP financial measures that are most directly comparable to the non-GAAP financial measures that have been presented.

Notes to Financial Information

Financial information in this press release other than the information indicated as being non-GAAP is derived from Sohu’s unaudited interim financial statements prepared in accordance with GAAP.

Safe Harbor Statement

This announcement contains forward-looking statements. It is currently expected that the Business Outlook will not be updated until release of Sohu’s next quarterly earnings announcement; however, Sohu reserves right to update its Business Outlook at any time for any reason. Statements that are not historical facts, including statements about Sohu’s beliefs and expectations, are forward-looking statements. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Potential risks and uncertainties include, but are not limited to, the current global financial and credit markets crisis and its potential impact on the Chinese economy, the uncertain regulatory landscape in the People’s Republic of China, fluctuations in Sohu’s quarterly operating results, and Sohu’s reliance on online advertising sales, online games and wireless services (most wireless revenues are collected from a few mobile network operators) for its revenues. Further information regarding these and other risks is included in Sohu’s annual report on Form 10-K for the year ended December 31, 2010, and other filings with the Securities and Exchange Commission.

Conference Call and Webcast

Sohu’s management team will host a conference call on April 25, 2011(8:30 p.m. Beijing/Hong Kong time, April 25, 2011) at 8:30 a.m. U.S. Eastern Time.

The dial-in details for the live conference call are:

US Toll-Free:	+1-877-941-2333
International:	+1-480-629-9723
Hong Kong:	+852-3009-5027
Passcode:	SOHU

Please dial in 10 minutes before the call is scheduled to begin and provide the passcode to join the call.

A telephone replay of the call will be available after the conclusion of the conference call at 10:30 a.m. Eastern Time on April 25 through May 2, 2011. The dial-in details for the telephone replay are:

International:	+852-3056-2777
Passcode:	4431372

The live webcast and archive of the conference call will be available on the Investor Relations section of Sohu’s website at http://corp.sohu.com/.

About Sohu.com

Sohu.com Inc. (NASDAQ: SOHU) is China’s premier online brand and indispensable to the daily life of millions of Chinese, providing a network of web properties and community based/web 2.0 products which offer the vast Sohu user community a broad array of choices regarding information, entertainment and communication. Sohu has built one of the most comprehensive matrices of Chinese language web properties and proprietary search engines, consisting of the mass portal and leading online media destination www.sohu.com; interactive search engine www.sogou.com; #1 games information portal www.17173.com; the top real estate website www.focus.cn; #1 online alumni club www.chinaren.com; wireless value-added services provider www.goodfeel.com.cn; leading online mapping service provider www.go2map.com; and developer and operator of online games www.changyou.com/ir/.

Sohu corporate services consist of online brand advertising on its matrix of websites as well as paid listing and bid listing on its in-house developed search directory and engine. Sohu also offers wireless value-added services such as news, information, music, ringtone and picture content sent over mobile phones. The Company’s massively multiplayer online role-playing game (MMORPG) subsidiary, Changyou.com (NASDAQ: CYOU), currently operates seven online games in China, including the in-house developed Tian Long Ba Bu, one of the most popular online games in China, and the licensed Blade Online, Blade Hero 2, Da Hua Shui Hu, Zhong Hua Ying Xiong, Immortal Faith and San Jie Qi Yuan. Sohu.com, established by Dr. Charles Zhang, one of China’s internet pioneers, is in its fifteenth year of operation.

For investor and media inquiries, please contact:

In China:

Mr. James Deng

Sohu.com Inc.

Tel: +86 (10) 6272-6596

E-mail: ir@contact.sohu.com

Ms. Jenny Wu

Christensen

Tel: +86 (10) 5826-4939

E-mail: jwu@ChristensenIR.com

In the United States:

Mr. Jeff Bloker

Christensen

Tel: +1 (480) 614-3003

E-mail: jbloker@ChristensenIR.com

SOHU.COM INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED, IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

	Three Months Ended
	Mar. 31, 2011	Dec. 31, 2010	Mar. 31, 2010
Revenues:
Online brand advertising	$57,153	$60,064	$39,512
Online games	94,930	91,735	72,072
Sponsored search	7,979	6,596	2,824
Wireless	11,704	14,365	13,288
Others	2,603	402	1,758

Total revenues	174,369	173,162	129,454

Cost of revenues:
Online brand advertising (includes stock-based compensation expense of $702, $1,610 and $967, respectively)	22,445	23,889	17,283
Online games (includes stock-based compensation expense of $33, $44 and $67, respectively)	8,968	8,923	5,384
Sponsored search (includes stock-based compensation expense of $0, $0 and $0, respectively)	4,877	4,497	2,753
Wireless (includes stock-based compensation expense of $0, $0 and $0, respectively)	6,892	7,939	6,911
Others (includes stock-based compensation expense of $0, $0 and $1, respectively)	2,670	136	495

Total cost of revenues	45,852	45,384	32,826

Gross profit	128,517	127,778	96,628
Operating expenses:
Product development (includes stock-based compensation expense of $1,772, $2,791 and $2,445, respectively)	22,782	23,747	15,518
Sales and marketing (includes stock-based compensation expense of $1,089, $1,625 and $955, respectively)	30,177	27,381	23,009
General and administrative (includes stock-based compensation expense of $1,672, $1,879 and $2,093, respectively)	11,998	10,489	9,883
Amortization of intangibles	192	148	108

Total operating expenses	65,149	61,765	48,518

Operating profit	63,368	66,013	48,110
Other income/(expense)	510	504	(25)
Interest income and exchange difference	2,293	1,267	1,199

Income before income tax expenses	66,171	67,784	49,284
Income tax expense	11,002	10,399	7,963

Income from continuing operations	55,169	57,385	41,321

Net income	55,169	57,385	41,321

Less: Net income attributable to the Noncontrolling Interest	10,362	13,409	11,130

Net income attributable to Sohu.com Inc.	44,807	43,976	30,191

Basic net income per share attributable to Sohu.com Inc.	$1.17	$1.16	$0.80

Shares used in computing basic net income per share attributable to Sohu.com Inc.	38,193	37,981	37,778

Diluted net income per share attributable to Sohu.com Inc.	$1.01	$1.07	$0.73

Shares used in computing diluted net income per share attributable to Sohu.com Inc.	38,767	38,669	38,443

Note:

(a)	Certain amounts from prior periods have been reclassified to conform with current period presentation.

SOHU.COM INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED, IN THOUSANDS)

	As of Mar 31, 2011	As of Dec 31, 2010
ASSETS

Current assets:

Cash and cash equivalents	$737,935	$678,389

Investment in debt securities	76,220	75,529

Accounts receivable, net	68,668	62,603
Prepaid and other current assets	13,917	19,646

Total current assets	896,740	836,167

Fixed assets, net	126,824	120,627

Goodwill	72,956	67,761

Intangible assets, net	38,807	17,308
Prepaid non-current assets	138,905	137,999

Other assets, net	4,087	7,728

Total assets	$1,278,319	$1,187,590

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$23,252	$5,940
Accrued liabilities	65,342	65,229
Receipts in advance and deferred revenue	55,224	51,513
Accrued salary and benefits	35,628	35,409
Taxes payable	25,822	31,719
Other short term liabilities	24,469	21,862
Contingent consideration	1,373	—

Total current liabilities	$231,110	$211,672

Contingent consideration	—	1,359
Long-term accounts payable	2,454	—

Total long-term liabilities	$2,454	$1,359

Total liabilities	$233,564	$213,031

Commitments and contingencies
Shareholders’ equity:
Sohu.com Inc. shareholders’ equity	844,244	796,117
Noncontrolling Interest	200,511	178,442

Total shareholders’ equity	$1,044,755	$974,559

Total liabilities and shareholders’ equity	$1,278,319	$1,187,590

Note:

(a)	Certain amounts from prior periods have been reclassified to conform with current period presentation.

SOHU.COM INC.

RECONCILIATIONS TO UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED, IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

NON-GAAP NET INCOME EXCLUDING IMPACT OF SHARE-BASED AWARDS

	Three Months Ended Mar. 31, 2011			Three Months Ended Dec. 31, 2010			Three Months Ended Mar. 31, 2010
	GAAP	Non-GAAP Adjustments (a)	Non-GAAP	GAAP	Non-GAAP Adjustments (a)	Non-GAAP	GAAP	Non-GAAP Adjustments (a)	Non-GAAP
Online brand advertising revenues	$57,153	$—	$57,153	$60,064	$—	$60,064	$39,512	$—	$39,512
Less: Cost of online brand advertising revenues	22,445	(702)	21,743	23,889	(1,610)	22,279	17,283	(967)	16,316

Online brand advertising gross profit	$34,708	$702	$35,410	$36,175	$1,610	$37,785	$22,229	$967	$23,196

Online brand advertising gross margin	61%		62%	60%		63%	56%		59%

Online games revenues	$94,930	$—	$94,930	91,735	—	91,735	72,072	—	72,072
Less: Cost of online games revenues	8,968	(33)	8,935	8,923	(44)	8,879	5,384	(67)	5,317

Online games gross profit	$85,962	$33	$85,995	$82,812	$44	$82,856	$66,688	$67	$66,755

Online games gross margin	91%		91%	90%		90%	93%		93%

Sponsored search revenues	$7,979	$—	$7,979	$6,596	$—	$6,596	$2,824	$—	$2,824
Less: Cost of sponsored search revenues	4,877	—	4,877	4,497	—	4,497	2,753	—	2,753

Sponsored search gross profit	$3,102	$—	$3,102	$2,099	$—	$2,099	$71	$—	$71

Sponsored search gross margin	39%		39%	32%		32%	3%		3%

Wireless revenues	$11,704	$—	$11,704	$14,365	$—	$14,365	$13,288	$—	$13,288
Less: Cost of wireless revenues	6,892	—	6,892	7,939	—	7,939	6,911	—	6,911

Wireless gross profit	$4,812	$—	$4,812	$6,426	$—	$6,426	$6,377	$—	$6,377

Wireless gross margin	41%		41%	45%		45%	48%		48%

Others revenues	$2,603	$—	$2,603	$402	$—	$402	$1,758	$—	$1,758
Less: Cost of others revenues	2,670	—	2,670	136	—	136	495	(1)	495

Others gross profit	$(67)	$—	$(67)	$266	$—	$266	$1,263	$1	$1,263

Others gross margin	(3%)		(3%)	66%		66%	72%		72%

Total revenues	$174,369	$—	$174,369	$173,162	$—	$173,162	$129,454	$—	$129,454

Less: Total cost of revenues	45,852	(735)	45,117	45,384	(1,654)	43,730	32,826	(1,035)	31,791

Gross profit	$128,517	$735	$129,252	$127,778	$1,654	$129,432	$96,628	$1,035	$97,663

Gross margin	74%		74%	74%		75%	75%		75%

Operating expenses	$65,149	$(4,533)	$60,616	$61,765	$(6,295)	$55,470	$48,518	$(5,493)	$43,025

Operating profit	$63,368	$5,268	$68,636	$66,013	$7,949	$73,962	$48,110	$6,528	$54,638

Operating margin	36%		39%	38%		43%	37%		42%

Income tax expense /(benefit)	$11,002	$(173)	$10,829	$10,399	$718	$11,117	$7,963	$(531)	$7,432

Net income before Noncontrolling Interest	$55,169	$5,441	$60,610	$57,385	$7,231	$64,616	$41,321	$7,059	$48,380

Net income attributable to Sohu.com Inc. for basic net income per share	$44,807	$4,908	$49,715	$43,976	$6,699	$50,675	$30,191	$6,224	$36,415

Net income attributable to Sohu.com Inc for diluted net income per share (b)	$39,336	$4,675	$44,011	$41,489	$6,404	$47,893	$27,927	$5,842	$33,769

Diluted net income per share attributable to Sohu.com Inc.	$1.01		$1.13	$1.07		$1.23	$0.73		$0.86

Shares used in computing diluted net income per share attributable to Sohu.com Inc.	38,767		39,097	38,669		39,079	38,443		39,079

Note:

(b)	To eliminate the impact of share-based awards as measured using the fair value method.
(c)	To adjust Sohu’s economic interest in Changyou and Sogou under the treasury stock method and if-converted method, respectively.
(d)	Certain amounts from prior periods have been reclassified to conform with current period presentation.